Exhibit 10.23
September 11, 2017
Andre Williams
2649 N Lake Dr
Milwaukee, WI 53211

Dear Andre:
I am pleased to confirm our offer of employment to you for the position of Executive Vice President, Human Resources for Actuant Corporation. You will be paid $12,692.31 bi-weekly, which annualizes to $330,000. The effective date of this position will be September 11, 2017 and in this position you will be appointed an officer of Actuant Corporation and will be a member of the Actuant Executive Council (EC) reporting to me.
Annual Bonus
You will also be eligible for participation in the Actuant Fiscal Year (September 1-August 31) Bonus Program with an individual bonus target of 60% of your annualized base salary. For fiscal year 2018, your bonus will be based on Actuant Consolidated results and your bonus goals will be communicated to you separately. You must be employed at the end of the fiscal year to be eligible to receive the bonus.

Equity Grants (LTI)
This position is also eligible to participate in the Actuant Corporation Long Term Incentive Program. The grants under this program, which are made at the discretion of the Board of Directors, are generally awarded in January of each year. For Executive Committee members, the grants will be combination of 50% Restricted Stock Units and 50% Performance Shares. For the 2018 fiscal year, your target participation in the Program is at $250,000.
Benefits and Perquisites
You will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, including group medical, dental, vision and life insurance, Supplemental Executive Retirement Program, 401K, automobile allowance, financial planning services, annual executive physical, disability benefits and personal use of the company plane, subject to the terms and conditions of such plans and programs. You will be entitled to four (4) weeks of paid vacation per year. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason. A summary of Actuant’s Executive program is enclosed for your reference.
Stock Ownership Requirements
As EVP HR of the Company, you will be required to comply with the Company's Stock Ownership Requirements applicable to executive officers, which requires the EVP HR to maintain stock ownership equal in value to at least three times base salary within five years of the Start Date.
At-will Employment
Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.
Clawback
Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
Governing Law
This offer letter shall be governed by the laws of Wisconsin, without regard to any state’s conflict of law principles.

Andre, I am very enthused about your appointment to this key role in the Company. You have a tremendous track record of success and I know you are the right person to lead the Human Resources at Actuant. To indicate your understanding and acceptance of this offer, please sign and return a copy of this letter to me.
Sincerely,

/s/ Randal Baker
Randal Baker
President & CEO
Actuant Corporation

I hereby accept this offer for the position Executive Vice President HR

ANDRE L. WILLIAMS 9/13/2017	/s/ Andre L. Williams
Printed Name and Date	Signature